EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated April 1, 2019, with respect to the consolidated balance sheets of MRI Interventions, Inc. and subsidiary (the “Company”) as of December 31, 2018 and 2017 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-8 (No. 333-183382), (ii) the Company’s Registration Statement on Form S-8 (No. 333-191908), (iii) the Company’s Registration Statement on Form S-8 (No. 333-206432), and (iv) the Company’s Registration Statement on Form S-8 (No. 333-220783).

/s/ Cherry Bekaert LLP

Tampa, Florida
April 1, 2019